Exhibit (a)(1)(H)
[FIRST NAME LAST NAME]
[ADDRESS 1]
[ADDRESS 2]
[CITY, STATE ZIP]
AFFILIATED COMPUTER SYSTEMS, INC.
OFFER TO AMEND ELIGIBLE OPTIONS
FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS AND
PROMISE TO MAKE CASH PAYMENT
[DATE]
Dear [FIRST NAME],
     You have elected to participate in the offer made by ACS to amend the exercise price of your eligible options (as identified on the attached Schedule A) pursuant to the terms of the Offer to Amend Eligible Options, dated June 18, 2007 (the “Offer to Amend”) and your signed Election Form. We have accepted your election with respect to the eligible options listed on the attached Schedule A and such options have been amended as of the date hereof (the “Options”). These Options, if already vested or once vested in accordance with the terms of grant, are exercisable at the amended exercise price as listed on the attached Schedule A.
     In exchange for your agreement to amend your outstanding eligible options to raise the exercise price as indicated by your Election Form, ACS hereby promises to pay you a special cash payment in the amount described on Schedule A attached hereto. Any such payment will be paid, less applicable tax withholding, promptly on or before your first regular payroll date in January 2008. This payment is not subject to vesting.
     This memorandum, together with your Election Form, acts as an amendment to each of your Options. To the extent not amended by this memorandum, your Options will continue to be subject to the terms and conditions of the 1997 Stock Incentive Plan under which the original options were granted.
     This memorandum is subject to the terms and conditions of the offer as set forth in: (1) the Offer to Amend; (2) the letter from Lynn Blodgett dated June 18, 2007; (3) the election form; and (4) the withdrawal form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This memorandum and the Offer Documents reflect the entire agreement between you and ACS with respect to this transaction. This memorandum may be amended only by means of a writing signed by you and an authorized officer of ACS.

AFFILIATED COMPUTER SERVICES, INC.

By:

Name:

Title:

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Personal Grant Status	Affiliated Computer Services, Inc.
Schedule A - Schedule of Amended Options and Cash Payments
Name:
The following is the schedule of your amended options:

Number of
		Total Number	Total Number	Shares		Adjusted
		of Shares	of Shares	Subject to		Exercise Price
	1997 Stock	Originally	Outstanding	Portion	Exercise Price	Per Share of
	Incentive	Granted	under the	Qualifying as	per Share	Eligible
	Plan Option	under the	Option as of	Eligible	Prior to	Options as	Cash
Grant Date	Number	Option	June 11, 2007	Option	Amendment	Amended	Payment

If you have questions about the above list, please direct them to Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.

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